Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Landstar System, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-190411, No. 333-68454, No. 333-68452, and No. 333-175890) on Form S-8 of Landstar System, Inc. of our reports dated February 21, 2020, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 28, 2019 and December 29, 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the fiscal years ended December 28, 2019, December 29, 2018, and December 30, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 annual report on Form 10-K of Landstar System, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition as of December 31, 2017 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Jacksonville, Florida

February 21, 2020